UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2015

CARDINAL ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Indiana	000-53036	20-2327916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1554 N. County Road 600 E, Union City, IN	47390
(Address of principal executive offices)	(Zip Code)

(765)-964-3137
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 23, 2015, Cardinal Ethanol, LLC ("Cardinal"), executed a Fifth Amendment of First Amended and Restated Construction Loan Agreement with its primary lender, First National Bank of Omaha (the "Amendment"), which amends the First Amended and Restated Construction Loan Agreement dated June 10, 2013. In connection therewith, Cardinal also executed a Second Amended and Restated Declining Revolving Credit Note (the "Declining Note") and a First Amendment of Amended and Restated Construction Loan Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement. The purpose of the Amendment was to provide additional financing to fund a construction project which is expected to add storage capacity and increase the production capacity of the ethanol plant.

The Amendment increases the maximum availability of the Declining Note from $5,000,000 to $20,000,000 and lowers the interest rate on the Declining Note to the 3-month LIBOR plus two hundred ninety basis points. The financing is secured by a mortgage on all of Cardinal's real property and a security interest in all other assets, both tangible and intangible. The Amendment provides for quarterly interest payments on the Declining Note during the draw period and then the principal balance of the construction advances is expected to be converted to term debt amortized over seven years on or before May 31, 2016, with a final maturity date of February 28, 2021. Any availability of the Declining Note remaining after conversion of the principal balance of the construction advances will continue to be available for working capital purposes. The Amendment reinstates a prior requirement to maintain a minimum fixed charge coverage ratio of no less than 1.15:1.0 measured quarterly upon completion of the project. The cost of the project is excluded from the $5,000,000 annual limit on capital expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: July 24, 2015	/s/ William Dartt
William Dartt, Chief Financial Officer and Treasurer
(Principal Financial Officer)